Exhibit 99


          Southern Financial Bancorp, Inc
          37 E. Main Street
          Warrenton, VA  20186

SOUTHERN FINANCIAL BANCORP ANNOUNCES STOCK
REPURCHASE PROGRAM.

FOR IMMEDIATE RELEASE
Thursday, June 29, 2000

Contact: Georgia Derrico, Chairman / R. Roderick Porter, President Southern Financial Bancorp., Inc. NASDAQ Symbol "SFFB"
Website: www.southernfinancialbank.com
Phone: (540) 349-3900  Fax: (540) 349-3904

Warrenton, VA - Southern Financial Bancorp, Inc. (NASDAQ: SFFB) announced that its board of directors approved today the purchase of up to 100,000 shares of its common stock. Purchases may be made over an undesignated period of time in market transactions from brokers and dealers and in private transactions directly with shareholders. Based on approximately 2.7 million shares outstanding, the share buyback represents slightly less than 4% of all outstanding shares.

Commenting on the share purchase announcement, Georgia S. Derrico, Southern Financial's Chairman and Chief Executive Officer stated, "Our stock price has been under the same pressure that other community banks have faced recently and we consider our stock to be an attractive investment. Purchases of the Company's stock at or about current market prices would be accretive to earnings per share."

Southern Financial Bancorp is a bank holding company with approximately $428 million in assets. Southern Financial is the holding company for Southern Financial Bank with 17 branch offices in Fairfax, Fauquier, Frederick, Loudoun, and Prince William Counties and the cities of Fredericksburg and Winchester, Virginia including its main office in Warrenton. The company also owns 70% of SouthernWebTech.com, Inc.

This press release may contain "forward-looking statements," within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the company and other factors it believes are appropriate in the circumstances. However, the company's expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and cautionary language in the company's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.